EXHIBIT 3.3

                          CERTIFICATE OF CORRECTION OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              SMARTDISK CORPORATION

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         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is SmartDisk Corporation.

         2. The Restated Certificate of Incorporation of the Corporation (the "Certificate"), which was filed by the Secretary of State of Delaware on August 10, 1999, is hereby corrected.

         3. The inaccurate portion of the Certificate to be corrected is as follows:

            SIXTH: (b) CLASSIFICATION OF DIRECTORS. The directors shall be divided into three classes of equal or approximately equal number and designated Class I, Class II and Class
            III. If the number of directors is not evenly divisible by three, the remainder positions shall be allocated first to Class III and second to Class II. The initial term of office of Class I will expire at the annual meeting of stockholders in 1999; of Class II at the annual meeting of stockholders in 2000; and of Class III at the annual meeting of stockholders in 2001. Each director elected shall hold office until his successor shall be elected and shall qualify. At each annual meeting of stockholders beginning with the annual meeting of stockholders in 1999, directors elected to succeed those whose terms are then expiring shall be elected for a full term of office expiring at the third succeeding annual meeting of stockholders after their election. Should the number of directors which constitutes the whole board of directors be changed as permitted by paragraph (a) of this Article, such majority of the whole board of directors shall also fix and determine the number of directors of which each class shall be comprised.

         4. The portion of the Certificate in corrected form is as follows:

            SIXTH: (b) CLASSIFICATION OF DIRECTORS. The directors shall be divided into three classes of equal or approximately equal number and designated Class I, Class II and Class
            III. The initial term of office of Class I will expire at the annual meeting of stockholders


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            in 2000; of Class II at the annual meeting of stockholders in 2001; and of Class III at the annual meeting of stockholders in 2002. Each director elected shall hold office until his successor shall be elected and shall qualify. At each annual meeting of stockholders beginning with the annual meeting of stockholders in 2000, directors elected to succeed those whose terms are then expiring shall be elected for a full term of office expiring at the third succeeding annual meeting of stockholders after their election. Should the number of directors which constitutes the whole board of directors be changed as permitted by paragraph (a) of this Article, such majority of the whole board of directors shall also fix and determine the number of directors of which each class shall be comprised.

         IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its duly authorized officer, this 28TH day of September, 1999.

                                    /S/ DANIEL E. REED
                                    ------------------------------------
                                    Daniel E. Reed, Vice President, Corporate
                                    Development and Legal Affairs